Exhibit 12.1

VINCENT R. RUSSO

DIRECT LINE: 404-856-3260

Email: vrusso@robbinsfirm.com

December 12, 2023

VIA ELECTRONIC MAIL

Groundfloor Finance Inc.

600 Peachtree St. NE

Suite 810
Atlanta, GA 30308

nick@groundfloor.us

Re:	Post-Qualification Amendment No. 4 to Offering Statement on Form 1-A

Ladies and Gentlemen:

At your request, we have examined Post-Qualification Amendment No. 4 (the “Amendment”), dated December 12, 2023, to the Offering Statement on Form 1-A of Groundfloor Finance Inc. (the “Company”) (File 024-12013), which was initially qualified by the Securities and Exchange Commission (the “Commission”) on November 22, 2022 pursuant to the provisions of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). The Amendment is being filed in connection with the offer and sale of up to $19,997,330 aggregate principal amount of Limited Recourse Obligations (the “Securities”) offered by the Company. The Securities will be purchased and sold pursuant to a Form of Investor Agreement (the “Investor Agreement”) and a Standard Form of LRO Agreement (the “LRO Agreement”) as set forth in Part III of the Offering Statement, and as entered into between the Company and each purchaser of the Securities (“Purchasers”).

In rendering this opinion, we have examined such records and documents as we have deemed necessary in order to give the opinion set forth herein, including the following:

(1)	The Fifth Amended and Restated Articles of Incorporation of the Company filed with the Georgia Secretary of State on January 24, 2023 (included as Exhibit 2.1 to the Offering Statement);

(2)	The Bylaws of the Company (filed as Exhibit 2.2 to the Offering Statement);

(3)	The Amendment, the Offering Statement, the Offering Circular included as Part II of the Offering Statement, and the exhibits filed as a part thereof or incorporated therein by reference;

(4)	Action of the Directors of the Company authorizing the offer and sale of the Securities pursuant to the terms of the Amendment; and

Robbins ♦ Alloy ♦ Belinfante ♦ Littlefield LLC

500 14th Street, NW · Atlanta, GA 303318 · www.robbinsfirm.com

Groundfloor Finance Inc.

December 12, 2023

(5)	Public records of the Georgia Secretary of State indicating the Company is active and in good standing pursuant to the Georgia Business Corporation Code.

In reviewing documents for this opinion, we have assumed and express no opinion as to the authenticity and completeness of all documents submitted to us, including the conformity of all copies to the originals, and the legal capacity of all persons or entities executing the documents. Additionally, in rendering the opinions set forth below, we have assumed that: (i) each Purchaser has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Investor Agreement and LRO Agreement; (ii) any and all representations of the Company are correct as to questions of fact; (iii) unless otherwise exempt, the Securities will be properly qualified as necessary in each state in which the Securities are to be offered or sold; and (iv) the public offer or sale of the Securities shall be exempt from registration under Section 3(b) of the Securities Act.

This opinion is qualified by and subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Securities:

(a)	The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors;

(b)	The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether in a proceeding in equity or at law;

(c)	The effect of laws relating to banking, usury or permissible rates of interest for loans, forbearances or the use of money;

(d)	The effect of provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; and

(e)	The financial condition of the Company.

The opinions expressed herein are limited to the laws of the State of Georgia, as currently in effect and without regard to principles or laws regarding choice of law or conflict of laws, and whether the Securities are the valid and binding obligations of the Company. No opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

Robbins ♦ Alloy ♦ Belinfante ♦ Littlefield LLC

500 14th Street, NW · Atlanta, GA 303318 · www.robbinsfirm.com

Groundfloor Finance Inc.

December 12, 2023

This opinion is based on our understanding that prior to issuing any Securities, the Company will advise us in writing of the terms thereof and other information material thereto, and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate with respect to such Securities. We also assume the Company will timely file any and all supplements or amendments to the Amendment, the Offering Statement or the Offering Circular as are necessary to comply with applicable laws in effect from time to time; however, we undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or any other governmental body.

Based upon the foregoing, we are of the following opinion that:

(1)	The Company is a corporation validly existing, in good standing, under the laws of the State of Georgia;

(2)	The Company has the power to create the obligation covered by the Amendment, and has taken the required steps to authorize entering into the obligations covered by the Amendment;

(3)	The Securities have been duly authorized by the Company; and

(4)	The Securities, when paid for by and delivered to the Purchasers in accordance with the terms of the Investor Agreement and the LRO Agreement, will be valid, binding obligations of the Company in accordance with the terms therein.

This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Amendment and is not to be relied upon for any other purpose. This opinion is based on facts and law existing as of the first date written above and rendered as of such date. Specifically, and without implied limitation, we assume no obligation to advise the Company of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Amendment, compliance with any continuing disclosure requirements that may be applicable, or of any facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Amendment and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Amendment. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Vincent R. Russo
On behalf of Robbins Alloy Belinfante Littlefield LLC

Robbins ♦ Alloy ♦ Belinfante ♦ Littlefield LLC

500 14th Street, NW · Atlanta, GA 303318 · www.robbinsfirm.com